EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BD Caribe LTD Savings Incentive Plan (SIP) for Employees of Becton Dickinson Caribe LTD of our reports dated November 25, 2020, with respect to the consolidated financial statements of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York
November 25, 2020